Suite 2800  1100 Peachtree St.
                                                           Atlanta GA 30309-4530
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                                                      www.KilpatrickStockton.com

April 12, 2005



PMFM Core Advantage Portfolio Trust
1551 Jennings Mill Road - Suite 2400A
Bogart, Georgia 30622

Re: Reorganization (the "Reorganization") of the MurphyMorris ETF Fund (the "Murphy Morris Fund") with and into the PMFM Core Advantage Portfolio Trust (the "PMFM Fund")

Ladies and Gentlemen:

     The opinions expressed below are furnished to you pursuant to Section 8(d) of that certain Agreement and Plan of Reorganization, dated April 11, 2005 (the "Plan"), by and between MurphyMorris Investment Trust (the "Trust"), a Delaware statutory business trust, for itself and on behalf of the MurphyMorris Fund, and PMFM Investment Trust, a Delaware statutory trust ("PMFM"), for itself and on behalf of the PMFM Core Advantage Portfolio Trust. Capitalized terms used herein that are not otherwise defined shall have the respective meanings that may be ascribed to them in the Plan.

     We have acted as legal counsel to the Trust in the Reorganization covered by the Plan. As such counsel, we have participated in certain conferences among the Trust, you and your legal counsel in connection with the preparation of the Registration Statement on Form N-14 and the final prospectus in the form filed with the Securities and Exchange Commission under the Securities Act of 1933, on April 12, 2005, (the "Prospectus"), that forms a part of the Registration Statement, and the review of the Plan.

     For the purpose of furnishing the opinions set forth below, we have examined, reviewed and relied upon: (i) the Plan, including, without limitation, the representations of the Trust set forth therein; (ii) the Trust's Declaration of Trust; (iii) certified copies of the By-laws of the Trust; (iv) certified copies of the Articles of Association of the Trust; and (v) such other documents and certificates of officers of the Trust or of other parties as we consider necessary for the opinions hereinafter expressed.

     During the course of such examination and review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authority of the person or persons who executed any such documents on behalf of any person or entity, and the legal capacity of natural persons.

     Whenever any opinion or confirmation of fact set forth in this opinion letter is qualified by the words "to our knowledge", "known to us", or other words of similar meaning, such words mean the actual current awareness by lawyers in the Primary Lawyer Group (defined below) of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified. "Primary Lawyer Group" means the lawyers in this firm who were directly involved in the representation of the Trust in connection with the Reorganization. Except as may be expressly described herein, we have not undertaken any general investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from our serving as outside counsel for the Trust on other matters. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a result, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations (including, without limitation, the General Qualifications), all as more particularly described in the Accord, and this letter should be read in conjunction with the Accord. In substantial part, the members of our firm are admitted to the bar of the State of Georgia only, and we have made no inquiry into, and express no opinion with respect to, the laws of any jurisdiction other than the laws of the State of Georgia, the Delaware Statutory Trust Act, and the federal laws of the United States. For purposes of expressing the opinions set forth below, we have assumed, with your permission, that the internal laws of the States of Georgia and Delaware (or laws of other states whose applicable legal principles are consistent therewith) and federal law (to the extent applicable) would govern the Plan and the transactions contemplated thereby, including the interpretation and enforceability thereof.

     Based upon and subject to the foregoing, it is our opinion that:

          1. The Trust is a Delaware statutory trust duly organized, validly existing and in good standing and is an open-end, management investment company registered under the 1940 Act;

          2. The Plan has been duly authorized, executed and delivered by the Trust and, assuming due authorization, execution and delivery of this Plan by PMFM on behalf of the Acquiring Fund, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the General Qualifications.;

          3. The execution and delivery of this Plan did not, and the consummation of the Reorganization will not, violate the Declaration of Trust or By-Laws of the Trust or any Material Agreement to which the Trust is a party or by which it is bound; and

          4. To our Knowledge, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Trust of the Reorganization or the execution and delivery of the Target Fund's Reorganization Documents, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Target Fund.

     This opinion letter is provided to you and your counsel for your exclusive use solely in connection with the Reorganization pursuant to or as contemplated by the Plan, and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor relied upon by any other person or for any other purpose, without our prior written consent. We expressly disclaim any duty to update this opinion letter in the future if there are any changes in relevant fact or law that may change or otherwise affect any of the opinions or confirmations expressed herein.

                                                Very truly yours,
                                                KILPATRICK STOCKTON LLP

                                                By:
                                                     __________________________
                                                     [_____________, A Partner]